Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AVAST

Avast plc and its subsidiaries are referred to collectively as “Avast Group” in this section. The financial information and related discussion and analysis contained in this section are presented in U.S. dollars. The following discussion and analysis should be read in conjunction with Avast Group’s unaudited condensed consolidated financial statements as of June 30, 2022 and for the six months ended June 30, 2022 and 2021, and audited consolidated financial statements for the years ended December 31, 2021 and 2020 and accompanying notes.

The following discussion is based on Avast Group’s financial information prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Avast Group’s actual results could differ materially from those contained in any forward-looking statements.

Overview

Avast Group is a leading global cybersecurity provider that is dedicated to keeping people safe and private online. Avast Group safeguards more than 435 million users1 worldwide, protecting their digital data, identity and privacy. with 1.8 billion attacks and over 89 million new files blocked each month on average in 2021. Avast Group offers security software under the Avast, AVG and CCleaner brands, in the form of both free and paid-for products. Avast Group has customers in the vast majority of countries in the world.

The majority of Avast Group’s revenues are derived from its consumer direct operations, which primarily involves up-selling paid antivirus software with advanced features to users of its free antivirus software, and cross-selling adjacent, non-antivirus paid products such as privacy enhancement and PC optimization tools.

As a leading global cybersecurity provider, Avast Group stands for a safe, open, and fair digital world for everyone, with a commitment to protect digital freedom for everyone and furthering digital rights.

Key performance indicators (“KPIs”)

Avast Group considers the following metrics to be the KPIs it uses to help evaluate growth trends, establish budgets and assess operational performance and efficiencies. In addition to Avast Group’s results determined in accordance with IFRS, Avast Group believes the following non-IFRS financial measures are useful in evaluating Avast Group’s operating performance:

●	Billings;

●	Adjusted Revenue;

●	Adjusted EBITDA;

●	Adjusted Cash EBITDA;

●	Adjusted Net Income;

●	Unlevered Free Cash Flow; and

●	Levered Free Cash Flow,

1 Active devices in the last 30 days.

in each case, as described more fully below.

Avast Group considers Billings, Adjusted Revenue and Adjusted EBITDA to be the primary KPIs for Avast Group. Billings represents the full value of products and services, the majority of which are delivered under a subscription agreement and include sales to new end customers plus renewals and additional sales to existing end customers. Under the subscription model, customers pay Avast Group for the entire amount of the subscription in cash up front upon initial delivery of the applicable products. Although the cash is paid upfront, under IFRS, subscription revenue is deferred and recognized ratably over the life of the subscription agreement, whereas non-subscription revenue is typically recognized immediately. This provides Avast Group with a substantial amount of deferred revenue. Subscription billings represented 87.5% and 88.8% of the Avast Group’s total Billings for the six months ended June 30, 2022 and 2021, respectively. Accordingly, the growth in revenue in any period reflects the performance of billings from both prior and current periods. Avast Group thus considers billings to be a valuable supplemental measure of short-term cash receipts and revenues for future periods as an indicator of future growth. Avast Group believes that Adjusted EBITDA is another key metric for Avast Group as it allows it to evaluate underlying operating performance by excluding non-recurring and other items that Avast Group does not consider indicative of Avast Group’s core operating performance.

Avast Group also tracks Adjusted Revenue, Adjusted Cash EBITDA, Adjusted Net Income, Unlevered Free Cash Flow and Levered Free Cash Flow. Avast Group believes that Adjusted Cash EBITDA and Adjusted Net Income are appropriate supplemental measures of earnings as they facilitate evaluating operating performance on a period-to- period basis by excluding non-recurring and other items that Avast Group does not consider indicative of Avast Group’s core operating performance. Unlevered Free Cash Flow and Levered Free Cash Flow are used as key performance indicators of Avast Group’s business and as an indicator of Avast Group’s ability to make strategic investments, repay its debt, pay dividends, and meet other payment obligations.

While Avast Group uses these non-IFRS financial measures as tools to enhance its understanding of certain aspects of its financial performance, Avast Group does not believe that these non-IFRS financial measures are substitutes for, or superior to, the information provided by IFRS results. As such, the presentation of these non-IFRS financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with IFRS. The primary limitations associated with the use of these non-IFRS financial measures as compared to IFRS results are that these non-IFRS financial measures as Avast Group defines them may not be comparable to similarly titled measures used by other companies in Avast Group’s industry and that such non-IFRS financial measures may exclude financial information that some investors may consider important in evaluating Avast Group’s performance. The table below is a reconciliation of (i) Revenue from Adjusted Revenue, (ii) Billings from revenue, (iii) Adjusted EBITDA from net income, (iv) Adjusted Net Income from net income and (v) Unlevered Free Cash Flow and Levered Free Cash Flow from net cash flow from operating activities for Avast Group as at and for the periods indicated. All figures are at actual currency rates unless otherwise indicated.

	Six-Months Ended June 30,		Year ended December 31,
	(in $ millions)		(in $ millions)
	2021	2022	2020	2021
Adjusted Revenue	471.3	472.0	892.9	941.1
Deferred revenue haircut reversal(1)	—	(1.7)	—	—
Revenue	471.3	470.3	892.9	941.1
Increase in deferred revenues	11.4	13.4	29.2	7.3
Billings	482.7	483.7	922.0	948.4
Profit for the period	205.8	141.0	169.6	348.4
Income tax	63.5	32.9	66.7	101.9
Finance income and expense, net	(8.4)	(1.3)	99.1	(8.7)
Net gain on disposal of business operation	(34.2)	—	—	(47.0)
Operating profit	226.7	172.6	335.4	394.6
Deferred revenue haircut reversal	—	1.7	—	—
Share-based payments (including employer’s costs)	16.6	21.8	22.7	47.1
Exceptional items(2)	4.0	29.3	49.9	31.7
Amortisation of acquisition intangible assets	11.7	13.8	65.8	22.7
Depreciation and amortisation of non-acquisition assets	11.2	10.5	21.8	21.5
Adjusted EBITDA	270.2	249.7	495.5	517.6
Net income	205.8	141.0	169.6	348.4
Deferred revenue haircut reversal	—	1.7	—	—
Share-based payments	16.6	21.8	22.7	47.1
Exceptional items	4.0	29.3	49.9	31.7
Amortisation of acquisition intangible assets	11.7	13.8	65.8	22.7
Unrealised financial exchange loss/(gain) on EUR tranche of bank loan	(15.8)	(26.7)	62.1	(32.2)
Tax impact on foreign exchange difference on intercompany loans	(0.9)	(3.1)	4.4	(1.5)
Tax impact of donations	—	—	(4.7)	—
Tax impact on adjusting items	2.6	(3.0)	(15.7)	(2.9)
Tax impact of IP transfer	3.1	3.1	6.3	6.3
Net gain on disposal of business operation	(34.2)	—	—	(47.0)
Tax impact on disposal of business operation	12.7	—	—	16.7
Adjusted Net Income	205.8	178.0	360.2	389.4
Net cash flows from operating activities	263.1	190.6	456.5	469.4
Realized FX gains/(losses) and other non-cash items	(4.2)	0.4	(2.0)	(4.0)
Employer’s costs on share-based payments	0.4	1.1	0.8	1.1
Exceptional items included in operating cash flows	—	29.3	49.9	23.0
Movement of provisions and allowances	6.8	(0.6)	(14.5)	1.1
Cash tax	28.6	43.7	52.0	61.8
Net change in working capital (excl. change in deferred revenue and deferred COGS)	(12.1)	(1.5)	(19.9)	(26.3)
Adjusted Cash EBITDA	282.6	263.0	522.7	526.1
Net change in working capital (excl. change in deferred revenue and deferred COGS)	12.1	1.5	19.9	26.3
Capital expenditure	(3.1)	(3.6)	(15.1)	(13.3)
Cash tax	(28.6)	(43.7)	(52.0)	(61.8)
Covid-19 donations	—	—	(24.5)	—
Unlevered Free Cash Flow	263.1	217.1	451.1	477.4
Cash interest(3)	(10.0)	(9.0)	(27.5)	(18.7)
Lease payments(4)	(4.2)	(3.8)	(9.2)	(8.6)
Levered Free Cash Flow	248.8	204.3	414.3	450.1

(1)	Under IFRS 3, Business Combinations, an acquirer must recognise assets acquired and liabilities assumed at fair value as of the acquisition date. The process of determining the fair value of deferred revenues acquired often results in a significant downward adjustment to the target’s book value of deferred revenues. The reversal of the downward adjustment to the book value of deferred revenues of companies the Avast Group has acquired during the periods under review is referred to as the “Deferred Revenue Haircut Reversal.”

(2)	Exceptional items are income or expenses that arise from events or transactions that are clearly distinct from the ordinary activities of the Avast Group. During the six months ended June 30, 2022, the Avast Group incurred legal and professional costs of $3.6 million in relation to the acquisition of SecureKey Technologies Inc. and $13.0 million of personnel, legal and consultancy costs related to the proposed merger with NortonLifeLock. Personnel costs related to the proposed merger with NortonLifeLock of $6.0 million comprise of primarily retention bonuses, which are accrued over the retention period. The remaining $12.6 million of exceptional items relates to legal fees and the change in provisions related to the regulatory investigation relating to Jumpshot Inc (“Jumpshot”). During the year ended December 31, 2021, the Avast Group incurred legal, professional and impairment costs of $4.0 million in relation to the disposal of Family Safety mobile business, legal and professional costs of $2.6 million in relation to the acquisition of Evernym, exceptional impairment and onerous contract provision costs of $7.5 million related to data servers necessary to remain in operating condition due to an on-going regulatory investigation and $9.2 million of personnel and non-personnel costs related to the proposed merger with NortonLifeLock. Personnel costs related to the proposed merger comprise primarily retention bonuses, which are accrued over the retention period. The remaining $8.4 million of exceptional items relates to costs of restructuring programme and the change in provisions related to regulatory investigation and contract indemnity claims relating to Jumpshot.

(3)	Cash interest paid included in the calculation of Unlevered Free Cash Flow of $10.0 million includes $4.3 million of interest netted by the bank at the loan refinancing in the first half of 2021, which was included in the row “Proceeds from borrowings” in consolidated statement of cash flows.

(4)	Lease repayments include both interest and principal repayments.

Reporting change

In the beginning of 2021, Avast Group adjusted its billings and revenue reporting within existing segments to reflect the de facto convergence in desktop and mobile platform use by consumers as reflected in the rise of Avast Group’s multi-device subscriptions. Consequently, the direct-to- consumer mobile subscription business is reported together with the desktop business within Consumer Direct. This change was reflected throughout this report.

The carrier channel was renamed Partner to emphasise the relationship aspect of this business and seek to both develop the product proposition and expand the scope of future partnership opportunities. Partner is now included within Consumer Indirect alongside Avast Group’s other B2B2C businesses: Avast Secure Browser and Chrome distribution.

The reporting change has no impact on the overall Avast Group result. There is no change to the operating segments, which are reported as Consumer and SMB.

The table below presents reconciliation between previous and current reporting structure for the year ending December 31, 2020:

Previous structure (in $ millions)	Year ended December 31, 2020	Partner carriers /	Mobile subscription	Current structure (in $ millions)	Year ended December 31, 2020
Revenue	892.9			Revenue	892.9
Consumer Desktop	699.7		30.3	Consumer Direct	730.1
Consumer Mobile	72.1	(41.8)	(30.3)
Consumer Indirect	67.9	41.8		Consumer Indirect	109.6
Consumer Other	5.1			Consumer Other	5.1
SMB	48.0			SMB	48.0

Billings

Billings represents the full value of products and services being delivered under subscription and other agreements and include sales to new end customers plus renewals and additional sales to existing end customers. Billings are unaudited and are presented to enhance comparability of Avast Group’s results from period to period.

The majority of Avast Group’s subscription agreements typically last between one and three years. For the six months ended June 30, 2022 and 2021, Avast Group had an average subscription contract length of 13 months. For the years ended December 31, 2021 and 2020, Avast Group had an average subscription contract length of 13 and 14 months, respectively. This decrease reflects the Avast Group’s transition from multi-year towards single year subscriptions.

The Avast Group’s Billings increased by $1.0 million to $483.7 million for the six months ended June 30, 2022, mostly driven by the core Consumer Direct business. This represented a 0.2% increase at actual rates and organic growth of 6.9%. Subscription billings represented 87.5% of the Avast Group’s total Billings in the first half of 2022 (88.8% in the first half of 2021).

Adjusted Revenue

Adjusted Revenue represents the Group’s reported revenue adjusted for the Deferred Revenue Haircut Reversal. Under IFRS 3, Business Combinations, an acquirer must recognise assets acquired and liabilities assumed at fair value as of the acquisition date. The process of determining the fair value of deferred revenues acquired often results in a significant downward adjustment to the target’s book value of deferred revenues. The “Deferred Revenue Haircut Reversal” refers to the reversal of the downward adjustment to the book value of deferred revenues of companies the Avast Group has acquired during the periods under review. In the first half of 2022 the adjustment relates to SecureKey’s deferred revenue. There was no difference between Revenue and Adjusted Revenue in 2021 and 2020.

The Avast Group’s Adjusted Revenue increased by $0.7 million to $472.0 million for the six months ended June 30, 2022, mostly driven by the core Consumer Direct business. This represented a 0.2% increase at actual rates and organic growth of 2.7%.

Adjusted EBITDA

Adjusted earnings before interest, taxation, depreciation and amortisation (“Adjusted EBITDA”) are defined as the Avast Group’s operating profit/loss before depreciation, amortisation of non-acquisition intangible assets, share-based payments including related employer’s costs, exceptional items and amortisation of acquisition intangible assets and including deferred revenue haircut reversal.

Adjusted EBITDA decreased 7.6% to $249.7 million, resulting in Adjusted EBITDA margin of 52.9%. The decrease in EBITDA margin was primarily driven by investment in commercial initiatives and Digital Trust Services.

Adjusted Net Income

Adjusted Net Income represents reported net income plus deferred revenue haircut reversal, share-based payments, exceptional items, amortisation of acquisition intangible assets, unrealised foreign exchange gain/loss on the EUR tranche of the bank loan, the tax impact from the unrealised exchange differences on intercompany loans, tax impact from disposal of business operation and the tax impact of the foregoing adjusting items and IP transfers, less gain on disposal of business operation.

Avast Group believes that Adjusted Net Income is an appropriate supplemental measure that provides useful information to Avast Group and investors about Avast Group’s underlying business performance. Accordingly, Avast Group believes that Adjusted Net Income provides useful information to management to run Avast Group’s business and allocate resources.

Avast Group’s Adjusted Net Income decreased by 13.5%, from $205.8 million for the six months ended June 30, 2021 to $178.0 million for the six months ended June 30, 2022.

Adjusted Cash EBITDA

Cash earnings before interest, taxation, depreciation and amortisation (“Adjusted Cash EBITDA”) is defined as Adjusted EBITDA plus the net deferral of revenue and the net change in deferred cost of goods sold.

Avast Group’s Adjusted Cash EBITDA decreased by 6.9%, from $282.6 million for the six months ended June 30, 2021 to $263.0 million for the six months ended June 30, 2022.

Unlevered and Levered Free Cash Flow

Unlevered Free Cash Flow represents Adjusted Cash EBITDA less capital expenditures and taxation, plus cash flows in relation to changes in working capital (excluding change in deferred revenue and change in deferred cost of goods sold as these are already included in Adjusted Cash EBITDA). Changes in working capital are as per the cash flow statement on an unadjusted historical basis and unadjusted for exceptional items. In 2020, $25 million of Covid-19 donations were included in the calculation of Unlevered Free Cash Flow as all the other exceptional costs are excluded from Adjusted Cash EBITDA (as defined above) and thus from Unlevered Free Cash Flow.

Levered Free Cash Flow represents amounts of incremental cash flows of the Avast Group after it has met its financial obligations (after interest and lease repayments) and is defined as Unlevered Free Cash Flow less cash interest and lease repayments.

Avast Group believes that Unlevered Free Cash Flow and Levered Free Cash Flow are an appropriate supplemental measure that provides useful information to Avast Group and investors about the amount of cash generated by Avast Group’s business.

Accordingly, Avast Group believes that Unlevered Free Cash Flow and Levered Free Cash Flow provide useful information to management to run Avast Group’s business and allocate resources.

Avast Group’s Unlevered Free Cash Flow decreased by 17.5%, from $263.1 million for the six months ended June 30, 2021 to $217.1 million for the six months ended June 30, 2022. Avast Group’s Levered Free Cash Flow decreased by 17.9%, from $248.8 million for the six months ended June 30, 2021 to $204.3 million for the six months ended June 30, 2022.

Operating metrics

Avast Group also tracks and monitors the Consumer Direct business using the following non-financial operating metrics:

●	Direct Customers (“Customers”);

●	Average Revenue per Customer (“ARPC”); and

●	Average Products per Customer (“APPC”).

Avast Group considers Direct Customers, ARPC and APPC to be important measures in analyzing its results of operations for the Consumer Direct business, which represented more than 85% of Revenue for the six months ended June 30, 2022. The general objective of Avast Group’s commercial team is to balance these metrics as they see fit to deliver best possible results.

Market conditions remain challenging, as expected, with increased competition in the fast evolving antivirus market and from freely distributed security solutions on new PCs. These trends are further compounded by (i) a higher churn rate of newly acquired customers from the COVID-19 pandemic; (ii) the withdrawal of our products from Russia and Belarus, and (iii) the impact of the weakened macroeconomic environment, which resulted in softening demand and fewer new customers. For the six months ended June 30, 2022, Avast Group has been working on optimising renewals and the customer journey and diversifying its offering, in order to mitigate the increased pressure from the market. To that end, Avast Group’s commercial effort in the retention area has been threefold: (i) building intelligence through investing in developing customer understanding through various formats (from speaking with customers to machine learning of churn propensity), which helped Avast Group achieve successful initiatives relating to, for example, renewal pricing and increasing channel capability and reach; (ii) protecting and growing the value of Avast Group’s paid customer base by improving customer journey to drive engagement and better enabling renewal opportunities; and (iii) undertaking a customer communications transformation to reach Avast Group’s customers more effectively, through personalising the messaging journey and consistency in content strategy. Avast Group believes that mitigating actions ensured that two out of three Consumer Direct Operational KPIs improved in the six months ended June 30, 2022.

The table below presents the Consumer Direct Operational KPIs for the periods indicated:

	Year ended December 31		Six Months ended June 30
	2020	2021	2022
End of period number of direct customers (in millions)	16.47	16.36	15.64
Average Product per Customer	1.41	1.43	1.45
Average Revenue Per Customer (in $)	45.60	49.44	50.54

Customers

Avast Group defines Direct Customers as users who have at least one valid paid Consumer Direct subscription (or licence) at the end of the relevant period.

Avast Group’s Consumer Direct Customers decreased by 4.4% from 16.36 million as of December 31, 2021 compared to 15.64 million as of June 30, 2022. The downward trend includes the impact of a higher churn rate of customers acquired during the COVID-19 pandemic.

In September 2021, Avast released a new product called Avast One, which provides customers with integrated security, privacy and performance solution. This new product brought a slightly modified business model. In the original model, growth of the business was focused on Avast’s ability to do upsells (both free-to-paid and paid-to-paid), as well as cross-sells. In the Avast One model, the cross-sell opportunity is limited because the customer proposition consists in providing all-in-one functionality as part of the unified Avast One subscription. At the same time, more emphasis is put on retention where the stronger value proposition of the integrated offering is expected to limit the number of customers who leave us. This is further underlined by the fact that Avast One brought significant improvements in customer satisfaction by reducing the number of upsell messages (especially those in Avast Essential -- the free tier). This put additional pressure on the Customer Count metric in the fourth quarter 2021.

It should also be noted that paid customer churn in Avast is not seen as critical as in other businesses, as a large part of churning paid customers do not leave the Avast family, but rather default back to the basic free product. That is, they count as churners but are still staying with Avast Group as free users, which allows to further communicate with them in the future and potentially win them back as paid customers.

Average Revenue per Customer (ARPC)

Avast Group defines ARPC as the Consumer Direct revenue for the period of the last twelve months divided by the average Direct Customers during the same period. Average Customers are calculated based on adding the number of Direct Customers as of the beginning of the last twelve months period to the number of Direct Customers as of the end of the period, and then dividing by two.

Avast Group’s ARPC increased by 2.2%, from $49.44 as of December 31, 2021 to $50.54 as of June 30, 2022.

Average Products per Customer (APPC)

Avast Group defines APPC as the total valid licences or subscriptions for the period of the last twelve months divided by the average Direct Customers during the same period. Average Direct Customers are calculated based on adding the number of Direct Customers as of the beginning of the last twelve months period to the number of Direct Customers as of the end of the period, and then dividing by two.

Avast Group’s APPC increased by 1.2%, from 1.43 as of December 31, 2021 to 1.45 as of June 30, 2022, demonstrating successful cross-sell into the existing customer base.

Factors affecting Avast Group’s results of operations

Avast Group’s results have been affected, and are expected to be affected in the future, by a variety of factors. A discussion of key factors that have had, or may have an effect on Avast Group’s results is set forth below:

●	Acquisitions. Avast Group has acquired and made investments in other companies and services to expand its technological capabilities, its product breadth and functionalities, user base and geographical presence, and Avast Group intends to continue to make acquisitions and investments in the future. Acquisitions affect Avast Group’s results of operations in several ways. First, Avast Group’s results for the period during which an acquisition takes place are affected by the inclusion of the results of the acquired business in Avast Group’s consolidated results. Because acquired businesses are included in Avast Group’s consolidation perimeter from the date of completion of each relevant acquisition, their full impact is only reflected in Avast Group’s financial statements in the subsequent period. In addition, the results of the acquired businesses after their acquisition may be impacted positively by synergies. Furthermore, for larger strategic acquisitions, Avast Group may experience a temporary increase in investments and both operational and personnel expenses as Avast Group integrates the acquired business into its operations. On March 24, 2022, Avast Group announced that it would acquire SecureKey Technologies, a global provider of digital identity and authentication solutions headquartered in Canada. SecureKey is highly complementary to Avast’s prior work in Identity and the reason for the acquisition was therefore to take Avast’s digital identity offer to the next level, accelerating innovation and working to establish a user-focused, global approach that aligns user, business, and government propositions.

●	Consumer Direct and SMB user monetization opportunities. Avast Group’s ability to monetize its users drives Avast Group’s results of operations. In its Consumer Direct business, Avast Group derives its billings and revenues from converting its free users to paid users (“customers”) and selling customers higher tier products and bundles. Avast Group also generates billings and revenues through the sale of products to the SMB market. Avast Group believes that continued monetization in the Consumer Direct and SMB business will continue to drive Avast Group’s growth in the future.

●	Indirect user monetization opportunities. Avast Group receives indirect revenues through its distribution of third party software, advertising, secure web browsing and e-commerce affiliate activities. These indirect consumer revenue sources (excluding Discontinued Business) comprised 7.9% of Avast Group’s Revenue for the six months ended June 30, 2022. This share decreased compared to 8.1% and 12.3% for the year ended December 31, 2021 and 2020, respectively. The decrease was due to disposal of Family Safety mobile business in the first half of 2021.

●	Discontinued Business. Avast Group generated $6.4 million of Billings from Discontinued Business for the six months ended June 30, 2022. This decreased versus $9.3 million for the six months ended June 30, 2021. Discontinued Business includes toolbar-related search distribution business (which had previously been an important contributor to AVG’s revenues), the browser clean-up, Google Distribution and Jumpshot business. As the Avast Group is exiting or continuously scaling down this business, the growth figures have been adjusted for its decline.

●	Discontinued Russia and Belarus. On March 10, 2022, Avast Group announced the withdrawal of the availability all products from Russia and Belarus and suspended all marketing and sales operations in these countries in response to the military conflict in Ukraine. For the six months ended June 30, 2021, Avast Group generated $3.2 million of Billings from its sales operations in Russia and Belarus. The impact on the sustainability of Avast Group’s operations is not material as total Billings in Russia represented only 1% of total Billings in 2021, while Belarus was negligible. Avast Group also does not expect any material negative impact arising from volatility of the Russian ruble due to its very limited operations in Russia. The special crisis team continues to monitor the situation to develop an immediate response in case of deterioration of the situation.

●	Investment in Product Development and Updates. Avast Group’s products and services are complex to develop and maintain. Approximately 43% of Avast Group’s employees in 2021 were engaged in research and development activities and Avast Group’s performance is dependent on the continuing investments it makes in research and development in order to continue to innovate, improve functionality, and adapt to new technologies or changes to existing technologies.

●	Renewal Rates. Avast Group’s results are currently largely driven by revenue generated from subscriptions for its products. Changes in renewal rates will have an impact on Avast Group’s billings, revenue growth, cash flows and operating results.

●	Fluctuations in exchange rates. Fluctuations in currency exchange rates may impact the business significantly, as Avast Group conducts business in multiple countries. For the six months ended June 30, 2022, approximately 36.5% of revenue was generated in the United States, approximately 9.7% in the United Kingdom, approximately 7.5% in France, and approximately 7.3% in Germany. In the six months ended June 30, 2022, approximately 44% of Avast Group’s Billings were denominated in U.S. dollars, approximately 24% were denominated in Euros and approximately 9% were denominated in British pounds. Conversely, as of June 30, 2021, approximately 48% of Avast Group’s adjusted costs (excluding finance costs, income tax and depreciation and amortisation) were denominated in U.S. dollars, approximately 27% in Czech korunas, 15% in British pounds and 5% in Euros. As a result, a substantial weakening of the U.S. dollar and the Euro relative to the Czech koruna would present an increase in Avast Group’s costs. Further, Avast Group is also exposed to translation effects given that its financial statements are stated in U.S. dollars. Any strengthening in the U.S. dollar relative to other currencies in which Avast Group derives its revenues will result in reductions in reported revenue. Likewise, if the U.S. dollar declines in value relative to the other currencies in which Avast Group derives its revenues, reported revenue will increase, but Avast Group’s profitability may be lower. If there is a significant change in the value of the U.S. dollar relative to foreign currencies, the profits of Avast Group may be materially adversely affected. In addition, the majority of Avast Group’s tax liabilities are denominated in Czech koruna. Avast Group’s effective tax rate is impacted by foreign exchange gains and losses from U.S. dollars as compared to the Czech koruna, which is the functional currency of the largest Avast Group entity for local GAAP and tax purposes. For the six months ended June 30, 2022, Avast Group had $16.7 million of gains resulting from the impact of foreign exchange differences (as compared to $22.1 million of gains for the six months ended June 30, 2021).

●	Global Regulatory Environment. Avast Group operates a digital business globally, and the scale and complexity of new laws, including regarding data protection, auto-renewal billing and tax, are increasing as the digital economy becomes the backbone of global economic growth. New laws or changes in the interpretation or application of existing laws may impose restrictions and obligations on Avast Group that negatively impact Avast Group’s ability to operate or compete effectively, its profitability and ability to grow. Further complexity relates to data privacy. The risk is that the data we store, such as customer data, and the systems that store, manage and process this data become compromised. Failing to comply with regulatory requirements could result in increased litigation (including class actions), investigations, fines and censure by governmental and regulatory bodies, resulting in negative financial consequences.

Segment reporting

Avast Group has applied the criteria set by IFRS 8 Operating Segments to determine the number and type of reportable segments. Based on the nature of the business and how the business is managed, two operating segments have been identified: Consumer and SMB. Avast Group evaluates the performance of its segments based primarily on billings, revenue and operating profit.

Any costs incurred that are directly applicable to the segments are allocated to the appropriate segment. Certain costs that are not directly applicable to the segments are identified as ‘Corporate Overhead’ costs and represent general corporate costs that are applicable to the consolidated Avast Group. In addition, costs relating to share-based payments and exceptional items are not allocated to the segments since these costs are not directly applicable to the segments, and therefore not included in the evaluation of performance of the segments.

Components of statements of income

Revenues

Sources of revenues

Consumer

Direct. Avast Group offers paid products that protect users’ security, online privacy and device performance. The majority of these revenues come from the sale of software subscriptions to users, typically with terms of one to three years, entitling such users to services and updates provided by Avast Group’s paid software. The majority of Avast Group’s Consumer Direct revenues in the six months ended June 30, 2022 and 2021 were generated by subscriptions. Consumer Direct billings and revenue are generated from Desktop and Mobile products.

Indirect. Avast Group derives a portion of its revenues from advertisements as well as through its Avast Secure Browser.

Discontinued Business. Avast Group earns revenues from distribution agreements with Google, from third party products and advertisements which come installed on its legacy AVG extensions, plug-ins and toolbar business. Avast Group also earns revenues from its Browser Cleanup product, which removes extensions, plug-ins and toolbars from browsers. Avast Group considers these products to be discontinued products as Avast Group has stopped their further development. Avast Group also offered big data and marketing analytics through its entity, Jumpshot, generating mostly recurring subscription revenue. Subscriptions were recognized ratably over the subscription period covered by the contract. In January 2020, Avast Group made a decision to discontinue business of Jumpshot.

SMB

Avast Group’s SMB (Small and Medium-sized Business) segment focuses on delivering high-level security and protection solutions for small and medium sized business customers. Sales to SMB customers accounted for 5.4% and 5.5% of Avast Group’s total Revenue in the six months ended June 30, 2022 and 2021, respectively.

Revenue recognition

Consumer

Direct. The principal revenue stream of the Avast Group is derived from the sale of its software and related services for desktop and mobile which protect users’ security, online privacy and device performance. Licence agreements with customers include a pre-defined subscription period during which the customer is entitled to the usage of the products, including updates of the software. The typical length of a subscription period is 1, 12, 24, or 36 months. Antivirus software requires frequent updates to keep the software current in order for it to be beneficial to the customer and the customer is therefore required to use the updated software during the licence period. This provides evidence that the licence grants the right to access the software over time and therefore revenue is recognised evenly over the term of the licence. The software licence, together with the unspecified updates, form a single distinct performance obligation.

The Avast Group mainly sells software licences through direct sales (mainly through e-commerce services providers including Digital River) to customers. However, the Avast Group also sells a small portion through indirect sales via the Avast Group’s retailers and resellers.

Deferred revenue represents the contract liability arising from contracts with customers. The portion of deferred revenues that will be recognised as revenue in the 12 months following the balance sheet date is classified as current, and the remaining balance is classified as non-current. Deferred revenue also materially represents the transaction price, relating to sales of software licences, that is allocated to future performance obligations.

The Avast Group uses a practical expedient not to adjust the promised amount of consideration for the effects of a significant financing component if the Avast Group expects, at contract inception, that the period between when the Avast Group transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

When the Avast Group concludes that it has control over the provided product or service before that product or service is transferred to the customer, the Avast Group acts as principal, and revenues for satisfying the performance obligations are recognised on a gross basis (before deduction of resellers’ commissions, payment provider fees and the third party costs). Otherwise revenues are recognised on a net basis.

The Avast Group accounts for sales of products through e-commerce partners on a gross basis before the deduction of the e-commerce partners’ commissions and fees. The Avast Group’s e-commerce service providers fulfil administrative functions, such as collecting payment and remitting any required sales tax. The Avast Group’s e-commerce service providers collect the fees and transfer cash payments to the Avast Group on a monthly basis within 30 days after the end of the month with respect to which payment is being made. The Avast Group sets the retail list prices and has control over the licences before transferring them to the customer.

The Avast Group also sells subscription software licences through an e-shop directly to end customers in cooperation with certain payment gateways providers. Revenue from sales through the e-shop are accounted for on a gross basis before the deduction of payment gateways fees. The Avast Group sets the final retail prices and fully controls the revenue arrangement with the end customers.

The Avast Group reduces revenue for estimated sales returns. End users may return the Avast Group’s products, subject to varying limitations, through resellers or to the Avast Group directly for refund within a reasonably short period from the date of purchase. The Avast Group estimates and records provisions for sales returns based on historical experience. The amount of such provisions is not material.

Indirect. Consumer indirect revenues arise from several products and distribution arrangements that represent the monetisation of the user base. These arrangements are accounted for on a net basis in an amount corresponding to the fee the Avast Group receives from the monetisation arrangement. The contracted partner in the arrangement is the customer rather than the end customer. The most significant sources of revenues are:

●	Secure Browsing — The Avast Group’s Secure browser earns the Avast Group a share of advertising revenue generated by end user search activity. Revenue is recognised immediately as the Avast Group has no performance obligation after the date of sale.

●	Advertising — Other Consumer Indirect derived revenues comprise advertising fees and product fees. Advertising fees are earned through advertising arrangements the Avast Group has with third parties whereby the third party is obligated to pay the Avast Group a portion of the revenue they earn from advertisements to the Avast Group’s end users. Amounts earned are reflected as revenue in the month the advertisement is delivered to the end user. The Avast Group also receives product fees earned through arrangements with third parties, whereby the Avast Group incorporates the content and functionality of the third party into the Avast Group’s product offerings. Fees earned during a period are based on the number of active clients with the installed third-party content or functionality multiplied by the applicable client fee.

●	Family Safety mobile business provided mobile security solutions that partnered with Mobile Network Operators (‘MNOs’) providing locator, phone controls and drive safe products to their customers. Once the product was developed by Avast Group based on the MNO’s requirements, the product was then sold to the end customer via the MNO’s subscription plans. The revenues generated by these arrangements were based on revenue share percentages as stated in the MNO agreements. Revenue was recognized on a net basis, after deduction of partners` commissions, based on the delivery of monthly services to the end customers of the MNOs. On April 16, 2021, Avast Group sold a portfolio of mobile parental controls services including location features, content filtering and screen time management to Smith Micro Software Inc. Billings and revenue until close of the transaction have been included in the calculation of organic growth for the year ended December 31, 2021 together with comparable periods in the baseline. In 2022, full 2021 billings and revenue of Family Safety business were excluded from the calculation of organic growth as there were no more billings and revenue in 2022, to ensure like-for-like comparison.

SMB

SMB includes subscription revenue targeted at small and medium-sized businesses. Revenue is generated from the sale of security software and other IT managed solutions through online channels, resellers and distributors partners. Revenues from sales are recognised on a gross basis before deduction of the payment gateways fees.

Cost of revenues and capitalised contract costs

Cost of revenues. Expenses directly connected with the sale of products and the provision of services, e.g., commissions, payments and other fees and third party licence costs related to the subscription software licences, are recognized as cost of revenues.

Capitalised contract costs. The Avast Group pays commissions, third party licence costs and payment fees to resellers and payment providers for selling the subscription software licences to end customers. Capitalised contract costs are amortised on a straight-line basis over the licence period and recognised in the cost of revenues. Capitalised contract costs are subject to an impairment assessment annually. Impairment losses are recognised in profit or loss. All costs are expected to be recovered.

Finance income and expenses, net

Avast Group’s finance income and expenses, net, primarily consist of interest income and expense, other expenses such as bank fees, and interest expense related to currency translation gains and losses on monetary assets and liabilities, primarily cash and cash equivalents, denominated in currencies other than the U.S. dollar. Interest income primarily represents interest from term deposits.

Income tax

Income tax represents the income tax payable by Avast Software s.r.o. and other Group subsidiaries. The largest part of the corporate tax payable by Avast Group is in the Czech Republic, which has a 19% standard tax rate applicable to corporations. Avast Group also paid in other jurisdictions, such as in the U.K.

Results of Operations

For a further reconciliation of adjustments made to Avast Group’s financial information referred to in the narratives below, see “—Key Performance Indicators (“KPIs”).”

Comparison of the Six Months Ended June 30, 2022 and 2021

	Six Months Ended June 30,		Change
	2021	2022	%
	(in $ millions)
Revenue	471.3	470.3	(0.2)
Cost of revenues	(74.8)	(80.6)	(7.8)
Gross profit	396.5	389.7	(1.7)
Sales and marketing	(77.4)	(88.0)	(13.7)
Research and development	(38.4)	(46.3)	(20.6)
General and administrative	(54.0)	(82.8)	(53.3)
Total operating costs	(169.8)	(217.1)	(27.9)
Operating profit	226.7	172.6	(23.9)
Net gain on disposal of business operation	34.2	—	n/a
Finance income and expense, net	8.4	1.3	(84.1)
Profit before tax	269.3	173.9	(35.4)
Income tax	(63.5)	(32.9)	48.1
Profit for the period	205.8	141.0	(31.5)

Revenues

The Avast Group’s reported revenue decreased by $1.0 million to $470.3 million for the six months ended June 30, 2022, which represents a 0.2% decrease at actual rates and organic growth of 2.7%. Such decrease was due to unfavourable FX impact, disposal of the Family Safety mobile business in 2021 and withdrawal from Russia and Belarus (see “—Factors affecting Avast Group’s results of operations—Discontinued Russia and Belarus”).

The deferred revenue balance at the end of the period was $517.4 million, comprising $481.1 million that will be recognised within 12 months of the balance sheet date. This compares with $507.8 million, of which $470.8 million was to be recognised within 12 months, at the same time last year. The average subscription length in the six months ended June 30, 2022 was 13 months.

Cost of revenues

Cost of revenues increased by $5.8 million from $74.8 million for the six months ended June 30, 2021 to $80.6 million for the six months ended June 30, 2022, which represented a 7.8% increase, primarily due to investment into customer support of $3.5 million, higher amortisation of acquisition intangibles of $2.1 million driven by recognition of significant intangible assets as part of the SecureKey business combination and increase in personnel costs and other costs of $0.2 million. Acquisition intangibles represent intangible assets acquired through business combinations.

Operating costs

Operating costs increased by $47.3 million, or 27.9%, from $169.8 million for the six months ended June 30, 2021 to $217.1 million for the six months ended June 30, 2022. This is driven mainly by exceptional items of $25.3 million incurred in relation to the acquisition of SecureKey and in relation to the proposed merger with NortonLifeLock, investment into Digital Trust Services (“DTS”) of $13.8 million, sales and marketing personnel and non-personnel costs of $10.3 million and other savings including YoY FX impact of $2.1 million.

On a like-for-like basis, Avast Group’s operating costs excluding depreciation and amortization increased by $16.9 million to $160.5 million for the six months ended June 30, 2022. Excluding the Family Safety disposal costs in the first half of 2021, such operating costs increased by $23.2 million from June 30, 2021 to June 30, 2022. The increase reflects the investment into DTS, sales and marketing personnel and non-personnel costs and other savings including YoY FX impact, as described above.

Finance income and expenses, net

Finance income and expenses, net, decreased by $7.1 million from finance income of $8.4 million for the six months ended June 30, 2021 to finance income of $1.3 million for the six months ended June 30, 2022, which was caused by the increase of amortisation of arrangement fees of $1.8 million resulting from a new USD term loan of $200 million (see Note 17 of Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022), one-off realised FX gain on repayment of the prior loan of $5.6 million realised in the first half of 2021 and unfavourable impact of other FX and other finance costs of $10.6 million out of which $8.2 million relates to a one-off realised loss resulting from a transfer of the majority of EUR cash balances into USD cash balances. These increases were partially offset by unrealised foreign exchange gains from the Euro denominated debt. Such gains increased by $10.9 million from $15.8 million for the six months ended June 30, 2021 to $25.4 million for the six months ended June 30, 2022.

Income tax

Income tax expense decreased from $63.5 million for the six months ended June 30, 2021 to $32.9 million for the six months ended June 30, 2022. Decrease in income tax was driven by the one-off tax costs related to gain on sale of Family Safety business of $(12.7) million in the first half of 2021 and the tax benefit from the foreign exchange movements on intercompany loans arising in the statutory accounts of the subsidiary concerned in the amount of $3.1 million (tax benefit of $0.9 million in the first half of 2021).

Additionally, Avast Group recognised a deferred tax liability of $9.1 million as of June 30, 2022, as opposed to $0.3 million as of June 30, 2021, which relates mainly to taxable differences recognised during purchase price allocations as of June 30, 2022.

The tax impact of IP transfer represents amortisation of the net tax impact of the transfer of AVG E-comm web shop to Avast Software B.V. (“Avast BV”) on May 1, 2018 (the “IP Transfer”), when the former Dutch AVG business of Avast BV (including the web shop) was sold to Avast Software s.r.o. The total net impact of this transaction was $94.4 million, which was treated as an exceptional item in 2018. The transferred IP is amortised for tax purposes over 15 years. The tax impact of other adjusted items represents the tax impact of amortisation of acquisition intangibles, or exceptional items, which have been calculated applying the tax rate that Avast Group determined to be applicable to the relevant item, and other adjusted items.

Net income

Net Income decreased by $64.8 million, from $205.8 million for the six months ended June 30, 2021 to $141.0 million for the six months ended June 30, 2022, primarily driven by $34.2 million of one-off gain from sale of Family Safety business included in baseline. The remaining decrease was due to the increase in total operating costs driven by the investment in DTS, the exceptional costs incurred in relation to the acquisition of SecureKey and proposed merger and the increased cost of revenues, which were partially offset by reduced finance income and income tax expenses.

Comparison of the Years Ended December 31, 2021 and 2020

	Year ended December 31,		Change
	2020	2021	%
	(in $ millions)
Revenue	892.9	941.1	5.4
Cost of revenues	(196.0)	(149.5)	23.7
Gross profit	696.9	791.6	13.6
Sales and marketing	(134.7)	(179.8)	(33.5)
Research and development	(86.1)	(79.8)	7.3
General and administrative	(140.7)	(137.4)	2.3
Total operating costs	(361.5)	(397.0)	(9.8)
Operating profit	335.4	394.6	17.7
Net gain on disposal of business operation	—	47.0	n/a
Finance income and expense, net	(99.1)	8.7	108.8
Profit before tax	236.3	450.3	90.6
Income tax	(66.7)	(101.9)	(52.8)
Profit for the financial year	169.6	348.4	105.4

Revenues

The Avast Group’s reported revenue increased by $48.2 million to $941.1 million in the year ended December 31, 2021, which represents a 5.4% increase at actual rates and organic growth of 7.5%. Revenue included $458.8 million from the release of prior-period deferred revenue. The deferred revenue balance at the end of the period was $503.6 million, comprising $468.6 million that will be recognised within 12 months of the balance sheet date. This compares with $496.5 million, of which $458.8 million was to be recognised within 12 months, at the same time last year. The average subscription length in the year ended December 31, 2021 was 13 months which represents slight YoY decrease (FY 2020: 14 months) reflecting the Avast Group’s transition from multi-year towards single year subscriptions.

Cost of revenues

Cost of revenues decreased by $46.5 million from $196.0 million in 2020 to $149.5 million in 2021, which represented a 23.7% decrease, primarily due to decrease in amortisation of acquisition intangibles of $43.1 million, decrease in costs due to disposal of Family Safety mobile business of $6.1 million and Jumpshot’s business-as-usual costs before the wind-down included in the baseline of $1.2 million. This was partially offset by higher share-based payments costs of $1.6 million.

On a like-for-like basis, Avast Group’s cost of revenues, excluding depreciation and amortization, increased by $4.9 million. The increase was driven by $1.4 million higher sales commissions driven by revenue growth and investment into customer support of $4.0 million, partially offset by FX impact and other costs of $0.5 million.

Operating costs

Operating costs increased by $35.5 million, or 9.8%, from $361.5 million in 2020 to $397.0 million in 2021. This included decrease in operating costs due to disposal of Family Safety mobile business of $15.7 million, Jumpshot’s business-as-usual costs before the wind-down included in the baseline of $3.5 million and decrease in exceptional items of $14.8 million, partially offset by share-based payments costs of $22.9 million.

On a like-for-like basis, Avast Group’s operating costs excluding depreciation and amortization increased by $47.8 million. The increase was driven by the investment into sales and marketing costs of $42.5 million related primarily to the launch of Avast’s new brand identity and new flagship product Avast One. Additional costs increase related to investment into information security and research and development of $(5.9) million, partially offset by other savings including FX impact of $0.6 million.

Finance income and expenses, net

Finance income and expenses, net, decreased by $107.8 million from finance expenses of $99.1 million in 2020 to finance income of $8.7 million 2021 primarily driven by significant unrealised foreign exchange gains from the revaluation of the Euro denominated debt of $32.2 million (compared to losses of $62.1 million generated in the prior year) and lower interest costs of $8.4 million resulting from repayment of loan in 2020 and refinancing in the first half of 2021.

Income tax

Income tax expense increased from $66.7 million in 2020 to $101.9 million in 2021. Income tax was impacted by disposal of Family Safety mobile business resulting in a tax expense of $16.7 million, and by the tax benefit from the foreign exchange movements on intercompany loans arising in the statutory accounts of the subsidiary concerned of $1.5 million (tax expense of $4.4 million in the year ended December 31, 2020).

Net income

Net Income increased by $178.8 million, from $169.6 million in 2020 to $348.4 million in the year ended December 31, 2021 primarily driven by the decrease in net finance costs of $107.8 million, revenue growth of $48.2 million, one-off gain on disposal of Family Safety mobile business of $47.0 million and decrease in amortisation of acquisition intangibles of $43.1 million, partially offset by higher operating costs of $35.5 million and higher income tax charge of $35.2 million.

Liquidity and capital resources

Since Avast Group’s inception, it has financed its operations through cash generated from operations as well as term loans and revolving credit facilities. Avast Group generated significant amounts of cash compared to the amount of revenues Avast Group recognized in any particular period since Avast Group’s users pay the entire licence fee when they register for Avast Group’s software (see Billings definition in “—Key Performance Indicators”). Amounts not recognized are reflected on Avast Group’s balance sheet as deferred revenues.

At June 30, 2022 and 2021, Avast Group had cash and cash equivalents of $338.0 million and $357.6 million, respectively. Avast Group expects that its sources of liquidity and capital will be sufficient to meet its existing business needs for at least the next 12 months.

The following table presents the major components of Avast Group’s cash flows for the periods presented:

	Six Months ended June 30		Year ended December 31
	2021	2022	2020	2021
	(in $ millions)		(in $ millions)
Net cash flows from operating activities	263.1	190.6	456.5	469.4
Net cash from / (used in) investing activities	44.5	(317.0)	(16.4)	(0.9)
Net cash flows from / (used in) financing activities	(128.0)	51.8	(484.2)	(204.6)

Net cash flows from operating activities

Avast Group’s net cash flow from operating activities decreased by $(72.5) million, or (27.6)%, from $263.1 million for the six months ended June 30, 2021 to $190.6 million for the six months ended June 30, 2022, primarily due to higher exceptional costs included in operating cash flows of $(29.3) million, lower Adjusted Cash EBITDA by $(19.6) million, the impact of working capital movement (excluding change in deferred revenue and deferred cost of goods sold) of $(10.6) million, negative FX impact and other non-cash items of $(4.6) million, higher cash tax of $(15.1) million, offset by positive impact of movement in provisions of $7.4 million.

Avast Group’s net cash flow from operating activities increased by $12.9 million, or 2.8%, from $456.5 million in the year ended December 31, 2020 to $469.4 million in the year ended December 31, 2021. The increase was primarily driven by lower exceptional costs included in operating cash flows of $26.9 million, higher billings of $26.4 million, positive impact of working capital movement (excl. change in deferrals) of $6.4 million, offset by higher cash tax of $(9.8) million, increase in adjusted costs of $(26.2) million and unfavorable impact of movement in provisions and other of $(10.8) million.

Net cash from/used in investing activities

Avast Group’s net cash outflow from investing activities increased substantially by $(361.5) million, from a net cash inflow of $44.5 million for the six months ended June 30, 2021 to a net cash outflow of $(317.0) million for the six months ended June 30, 2022. This increase is due to consideration paid for the SecureKey Technologies acquisition of $(318.7) million and a capital expenditure investment of $(3.6) million, which were offset by a cash inflow from escrow of $5.0 million from disposal of Family Safety business and interest received of $0.3 million. The net cash inflow from investing activities as of June 30, 2021 was primarily driven by net proceeds received from the disposal of the Family Safety mobile business in the amount of $48.4 million.

Avast Group’s net cash outflow from investing activities decreased by $15.5 million, from $16.4 million in the year ended December 31, 2020 to $0.9 million in the year-ended December 31, 2021. The Avast Group’s net cash outflow from investing activities of $(0.9) million in FY 2021 included net proceeds from disposal of Family Safety mobile business of $62.4 million, capex investment of $(13.3) million, settlement of contingent consideration related to Tenta acquisition of $(0.7) million, consideration paid for Evernym acquisition of $(49.5) million and interest received of $0.2 million. The Avast Group’s net cash outflow from investing activities in FY 2020 of $(16.4) million comprised capex of $(15.1) million, settlement of contingent consideration related to Inloop and Tenta acquisitions of $(3.9) million, TrackOFF holdback consideration release of $(0.8) million, contingent consideration received for disposal of Managed Workplace of $3.0 million and interest received of $0.4 million.

Net cash from/used in financing activities

The Avast Group’s net cash inflow from financing activities for the six months ended June 30, 2022 included $(116.5) million dividend paid, new loan drawn of $200.0 million to finance the acquisition of SecureKey, quarterly loan repayment of $(20.2) million, transaction costs related to the borrowing of $(2.7) million, interest paid of $(9.0) million, lease repayments of $(3.8) million and proceeds from the exercise of options of $4.0 million. The Avast Group’s net cash outflow from financing activities for the six months ended June 30, 2021 included $(115.3) million dividend paid, net loan refinancing of $6.6 million (see Note 17 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022), quarterly loan repayment of $(10.6) million, transaction costs related to borrowing of $(2.7) million, interest paid of $(5.6) million, lease repayments of $(4.2) million and proceeds from the exercise of options of $3.8 million.

The Avast Group’s net cash outflow from financing activities in FY 2021 included $(115.4) million final dividend paid in respect of 2020, $(49.6) million interim dividend paid in respect of 2021, net proceeds from loan refinancing in the first half of 2021 of $6.6 million, mandatory loan repayment of $(31.3) million, transaction costs paid in relation to refinancing of $(2.7) million, interest paid of $(14.3) million, lease repayments of $(8.6) million and proceeds from the exercise of options of $10.7 million. Net proceeds from loan refinancing consist of repayment of old loan of $(827.6) million, new loan drawn of $843.6 million, portion of transaction costs related to borrowings deducted by bank of $(5.0) million and portion of cash interest deducted by bank of $(4.3) million. The Avast Group’s net cash outflow from financing activities in FY 2020 included $(105.4) million final dividend paid in respect of 2019, $(49.3) million interim dividend paid in respect of 2020, $(200.0) million voluntary repayment of borrowings, $(61.9) million mandatory repayment of borrowings, interest paid of $(27.5) million, lease repayments of $(9.3) million, proceeds from the exercise of options of $34.0 million, and net proceeds from transactions with non-controlling interest $(64.8) million.

Contractual commitments and contingencies

Avast Group has entered into lease agreements for its offices. Lease terms for properties are generally between 1 and 13 years. See Note 14 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and Note 21 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021.

Below are contractual commitments in relation to cloud computing services as of December 31, 2021:

in $ millions
less than 1 year	4.8
1-3 years	25.2
3-5 years	30.0
Total	60.0

Off-balance sheet items

Avast Group did not engage during the period presented, and does not currently engage, in off-balance sheet financing arrangements. In addition, Avast Group does not have any interest in entities referred to as variable interest entities, which includes special purpose entities and other structured finance entities.

Critical accounting policies and estimates

For information regarding Avast Group’s critical and significant accounting policies, see Note 2 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021. The following critical accounting discussion pertains to accounting policies the management of Avast Group believes are most critical to the portrayal of its historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments.

Leases - Extension options

When the Avast Group has the option to extend a lease, management uses its judgement to determine whether or not an option would be reasonably certain to be exercised. The Avast Group has the option, under some of its leases, to lease the assets for additional terms of up to ten years. The Avast Group applies judgement in evaluating whether it is reasonably certain to exercise the option to renew and therefore considers all relevant factors, including long-term business strategy, conditions of the lease, availability of alternative options and potential relocation costs, for it to exercise the renewal. Potential future cash outflows of $8.2 million as of December 31, 2021 have not been included in the lease liability because it is not reasonably certain that the lease will be extended (or not terminated). There were no significant changes to the extension options for the six months ended June 30, 2022 or the year ended December 31, 2021. The lease term will be reassessed after the proposed merger, once completed.

Impairment testing

Significant management judgement and estimates are required to determine the individual cash generating units (CGUs) of the Avast Group, the allocation of assets to these CGUs and the determination of the value in use or fair value less cost to sell of these CGUs. Management has concluded that the operating segments used for segment reporting represents the lowest level within the Avast Group at which the goodwill is monitored. Therefore, the operating segments correspond to groups of CGUs at which goodwill is tested for impairment.

Deferred tax

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits.

The Avast Group recognizes substantial deferred tax assets from unused tax losses in its US-based subsidiaries excluding Jumpshot (see Note 8 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and Note 13 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021). Management assesses that these deferred tax assets are recoverable, with key elements of judgement being the fact that US tax losses carry over indefinitely, Avast Group’s transfer pricing agreement in place and the significant business presence of the Avast Group in the US market give the Group the ability to generate sufficient taxable profit for the foreseeable future.

Based on expectations of future profitability, management expects to recover the deferred tax asset over approximately a 30-year time frame. The recovery period is sensitive to the level of profitability of the underlying business; however, there are no significant assumptions that would impact our expectation of recovery. Forecasts used for assessing recoverability of deferred tax assets are those approved by Avast, and do not reflect any changes to the business (or to the quantum of tax losses) that might result from the proposed merger.

The Avast Group also recognises substantial deferred tax assets from the 2018 transfer of intellectual property to the Czech Republic, which is being recovered linearly over a 15-year period. The management assesses that this deferred tax asset is recoverable, with key elements of judgement being that the major portion of the Avast Group’s profit is generated in the Avast Group’s Czech entity and this structure is expected to remain for the foreseeable future.

Forecasts used for assessing recoverability of deferred tax assets are those approved by Avast Group, and do not reflect any changes to the business (or to the quantum of tax losses) that might result from the proposed merger. It is uncertain if tax loss carryforward can be utilised in full amount after the proposed merger and (potential) changes in the group and tax structure.

Provisions

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Other provisions predominantly comprise potential claims in relation to regulatory investigations, contractual indemnities and disputes. The management has provided the best estimate of the provisions, based on the legal advice. See Note 15 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and Note 25 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021.

Share-based payments

In October 2021, management accounted for scheme modifications that are expected to come into place as a result of the proposed merger. These modifications will result in the early vesting of a pro-rated proportion of awards. In respect of Restricted Stock Units (RSUs) management have made best estimates in regard to the expected timing of proposed merger to be in September 2022, and the number of ‘good’ leavers, whose awards will vest in the event that they are made redundant as a consequence of the proposed merger. In respect of Performance Stock Units (PSUs), management have made best estimates in regard to the expected timing of proposed merger, and the performance attainment that will be achieved by scheme members. See Note 4 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and Note 33 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021.

Quantitative and qualitative disclosure about market risk

Avast Group is exposed to certain market risk in the ordinary course of its business. These risks primarily consist of credit risk, foreign currency risk, interest rate risk and liquidity risk as follows.

Credit risk

The outstanding balances of trade and other receivables are monitored on a regular basis. Avast Group has been managing receivables effectively and improved collections process by simplifying the billing system structure which is reflected in the overall decrease of total receivables (see Note 18 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021).

The credit quality of larger customers is assessed based on the credit rating, and individual credit limits are defined in accordance with the assessment. The Avast Group did not issue any guarantees or credit derivatives. The Avast Group does not consider the credit risk related to cash balances held with banks to be material. A significant portion of sales is realised through the Avast Group’s online resellers, mainly Digital River. The Avast Group manages its credit exposure by receiving advance payments from Digital River.

The Avast Group evaluates the concentration of risk with respect to accounts receivable as medium, due to the relatively low balance of trade receivables that is past due. The risk is reduced by the fact that its customers are located in several jurisdictions and operate in largely independent markets and the exposure to its largest individual distributors is also medium.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Avast Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Avast Group’s operating activities (when revenue or expense is denominated in foreign currency).

At the parent company level, the functional and presentation currency is the US dollar and the Avast Group’s revenue and costs are reported in US dollars. The Avast Group is exposed to translation risk resulting from the international sales and costs denominated in currencies other than US dollars and the resulting foreign currency balances held on the balance sheet. The Avast Group is exposed to material transaction and translation currency risk from fluctuations in currency rates between USD, GBP, CZK and EUR.

The following table shows payments for the Avast Group’s products and services by end users (either directly to the Avast Group or paid to an e-commerce service provider) in individual currencies. Based on agreements with the Avast Group, e-commerce service providers may convert billings collected on behalf of the Avast Group in specific currencies to a remittance currency (usually USD and EUR) at the existing market rates which does not remove the underlying foreign exchange risk. The table below shows the original currency composition of payments made by end users to illustrate the foreign exchange risk to billings.

	Year ended December 31,
	2020	2021
USD	46%	43%
EUR	24%	25%
GBP	9%	9%
Other	21%	23%
Total	100%	100%

As the majority of revenues represent sales of software licences, the revenues are recognised over the duration of the licence period, despite payment being received at the start of the licence period. Because the release of deferred revenues is performed using the exchange rates valid at the start of the licence term, they are not subject to foreign currency risk.

The following table shows financial assets and liabilities in individual currencies, net:

	Year ended December 31,
	2020	2021
	(in $ millions)
USD(1)	34.3	(240.3)
EUR(1)	(766.4)	(223.9)
CZK	(18.5)	(11.1)
GBP	15.9	46.7
Other	11.3	8.5
Total	(723.4)	(420.1)

(1)	The fluctuation in the currencies are mainly caused by the term loan repayments.

Financial assets and liabilities include cash and cash equivalents, trade and other receivables and trade and other payables, term loan, lease liabilities, other current liabilities, and non-current financial assets and liabilities.

The table below presents the sensitivity of the profit before tax to a hypothetical change in EUR, CZK and other currencies and the impact on financial assets and liabilities of the Avast Group. The sensitivity analysis is prepared under the assumption that the other variables are constant. The analysis against USD is based solely on the net balance of cash and cash equivalents, trade and other receivables, trade and other payables and term loan.

Year ended December 31,
	2020	2021
(in $ millions)
EUR (change +/- 10%)	(76.6)/76.6	(22.4)/22.4
CZK (change +/- 10%)	(1.8)/1.8	(1.1)/1.1
GBP (change +/- 10%)	1.6/(1.6)	4.7/(4.7)
Other (change +/- 10%)	1.1/(1.1)	0.9/(0.9)

The sensitivity analysis above is based on the consolidated assets and liabilities, i.e. excluding intercompany receivables and payables. However, Avast Software s.r.o. has a significant intercompany loan payable to Avast Software B.V. denominated in USD. As the functional currency of Avast Software s.r.o. is the USD but the tax basis of Avast Software s.r.o. is denominated in CZK the income tax gains or losses of Avast Software s.r.o. are exposed to significant foreign exchange volatility. If the CZK depreciates against the USD, the corporate income tax expense would decrease. Avast Software B.V. is not exposed to any similar volatilities as its functional and tax currency is the USD.

Interest rate risk

Cash held by the Avast Group is not subject to any material interest. The only liabilities held by the Avast Group subject to interest rate risk are the loans described in Note 17 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022. Other liabilities and provisions themselves are not subject to interest rate risk. The Avast Group keeps all its available cash in current bank accounts (see Note 17 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021).

As of June 30, 2022, the Avast Group has a USD term loan of $200 million under the existing credit agreement to finance the acquisition of SecureKey (the “Credit Agreement”) (see Note 9 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022), which matures on the earlier of March 22, 2023, or 30 days after completion of the proposed merger with NortonLifeLock. The carrying amount of the term loan is net of the total arrangement costs of $2.7 million, which are being amortised to profit and loss over the period to the potential date of completion of the proposed merger with NortonLifeLock using the effective interest rate method. Although the term loan falls under the existing Credit Agreement, it has different terms and conditions to the USD/EUR tranche negotiated in 2021 and is therefore accounted for as a separate loan. The USD/EUR tranche is a term loan with an interest rate of 3-month USD LIBOR plus a 1.75% p.a. mark-up for USD tranche and 3-month EURIBOR plus a 1.75% p.a. mark-up for EUR tranche. The 3-month USD LIBOR and 3-month EURIBOR are subject to a 0% interest rate floor. As of June 30, 2022, the 3-month USD LIBOR was 1.01% p.a. and 3-months EURIBOR was -0.47%.

A change of 100 basis points in market interest rates would have increased/(decreased) equity and profit and loss before tax by the amounts shown below:

	Year ended December 31,
	2020	2021
	(in $ millions)
Increase in interest rates	(3.9)	(5.7)
Decrease in interest rates	—	1.0

Liquidity risk

The Avast Group performs regular monitoring of its liquidity position to maintain sufficient financial sources to settle its liabilities and commitments. The Avast Group is dependent on a long-term credit facility and so it must ensure that it is compliant with its terms. As it generates positive cash flow from operating activities, the Avast Group is able to cover the normal operating expenditures, pay outstanding short-term liabilities as they fall due without requiring additional financing and has sufficient funds to meet the capital expenditure requirement. The Avast Group considers the impact on liquidity each time it makes an acquisition in order to ensure that it does not adversely affect its ability to meet the financial obligation as they fall due.

As at December 31, 2021 and 2020, the Group’s current ratio (current assets divided by current liabilities including the current portion of deferred revenue) was 0.85 and 0.46, respectively. The ratio is significantly impacted by the high current deferred revenue balance due to the sales model, where subscription revenue is collected in advance from end users and deferred over the licence period. The Group’s current ratio excluding deferred revenue was 3.24 and 1.76 as at December 31, 2021 and 2020, respectively.

In 2021, Avast’s credit rating was upgraded to Ba1 from Ba2 with Moody’s, while Standard & Poor’s rating remained at BB+, driven mainly by the strong financial performance. The credit ratings are subject to regular review by the credit rating agencies and may change in response to economic and commercial developments.

Fair Values

The fair values of financial assets and liabilities are included at the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the end of the reporting period. The following methods and assumptions are used to estimate the fair values:

●	Cash and cash equivalents – approximates to the carrying amount;

●	Term loans – approximates to the carrying amount. Term loan was recently refinanced and recognised at fair value. See Note 17 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and Note 27 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021;

●	Receivables and payables – approximates to the carrying amount;

●	Lease liabilities – approximates to the carrying amount.

Financial assets and liabilities that are recognised at fair value subsequent to initial recognition are grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

●	Level 1 - Quoted (unadjusted) market prices in active markets for identical assets or liabilities;

●	Level 2 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and

●	Level 3 - Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For the carrying amount of financial assets and liabilities held by the Avast Group see Note 18 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and Note 28 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021.

Capital management

For the purpose of the Avast Group’s capital management, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Avast Group’s capital management is to maximise the shareholder value.

The Avast Group manages its capital structure and makes adjustments to it in the light of changes in circumstances, including economic conditions. To maintain or adjust the capital structure, the Avast Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares.

The Avast Group monitors capital using the net liability position and gearing ratio (the net liability position divided by the sum of the net liability position and equity). The Avast Group includes within the net liability position all current and non-current liabilities, less cash and cash equivalents.

	Year ended December 31,
	2020	2021
	(in $ millions)
Current and non-current liabilities	1,511.7	1,461.7
Less: cash	(175.4)	(429.0)
Net liability position	1,336.3	1,032.7
Equity	1,195.3	1,434.3
Gearing ratio	52.8%	41.9%

Recent accounting pronouncements

For information regarding recent accounting pronouncements, see Note 2.2 to Avast Group’s unaudited condensed consolidated financial statements for the six months ended June 30, 2022 and Note 4 to Avast Group’s audited consolidated financial statements for the year ended December 31, 2021.